Asiamart Inc.
Room 1508-09, Peninsula Square
18 Sung on Street, Hunghom, Hong Kong

July 1, 2007

Mr. Wong Kwan Pui

Hong Kong

Dear Mr. Wong:

Asiamart Inc. (the “Company” or “Asiamart”) is pleased to offer you the position of Chief Financial Officer (“CFO”), at a yearly salary of HK$960,000.00, payable to you every month.

Asiamart is also pleased to inform you that you will be entitled to the benefits that Asiamart customarily makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors (“the Board”) that you will be granted an option for the purchase of shares of the Company’s Common Stock from time to time in sole discretion of the Board.

The Company requests that a departing employee refrain from using or disclosing The Company’s confidential information in any manner which might be detrimental to or conflict with the business interests of Asiamart or its employees. This Agreement does not prevent a former employee from using his or her general knowledge and experience-no matter when or how gained-in any new field or position.

All inventions conceived or development by you in which the equipment, supplies, facilities, or trade secret information of the Company was used, or that related to the business of the Company or to the Company’s actual or demonstrably anticipated research and development, or that result from any work performed by you for the Company will remain the property of the Company. All other inventions conceived or developed by you during the team of this Agreement will remain the property of you.

We hope that you and Asiamart will find mutual satisfaction with your employment. All of us at Asiamart are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment by giving Asiamart three months prior notice with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by final and binding court in Hong Kong Special Administrative Region.

This letter contains the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter to me.

Your starting date for commencement of employment will be July 1, 2007, unless otherwise mutually agreed in writing.

Very truly yours,	ACCEPTED:

/s/ Alex Yue	/s/ Wong Kwan Pui
Mr. Alex Yue	Mr. Wong Kwan Pui
Chief Executive Officer
Date: July 1, 2007	Date: July 1, 2007